EXHIBIT 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2002 relating to the financial statements and financial statement schedule of Adaptec, Inc., which appears in Adaptec, Inc.’s Annual Report on Form 10-K/A for the year ended March 31, 2002.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 18, 2003